Exhibit 4.18

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TOREADOR RESOURCES CORPORATION

TOREADOR RESOURCES CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.                                      The name of the corporation is Toreador Resources Corporation.

2.                                      The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware, which was filed under the name “Toreador Royalty Corporation,” is July 16, 1951.

3.                                      The date of the filing of the Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware, which is currently in effect, is February 21, 2012.

4.                                      This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its stockholder in accordance with Section 228 of the DGCL. The Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST:           The name of the corporation is Toreador Resources Corporation (the “Corporation”).

SECOND:      The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

THIRD:         The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH:     The total number of shares of capital stock that the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share (the “Common Stock”). Each share of Common Stock shall have identical rights and privileges in every respect and shall be entitled to one vote upon all matters submitted to a vote of the stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

FIFTH:          In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH:          In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

SEVENTH:   The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws or any amendment thereof adopted by the Board of Directors.

EIGHTH:      A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, (c) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (d) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Article Eighth nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH:         The Corporation expressly elects not to be governed by Section 203 of the DGCL.

TENTH:        To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any business opportunities that are presented to one or more of its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or its subsidiaries. No amendment or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

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IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of incorporation on this 6 day of January, 2014.

By:	/s/ Scott Gaille
Name:	Scott Gaille
Title:	General Counsel, Chief Compliance Officer & Secretary

[AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TOREADOR RESOURCES CORPORATION]